EXHIBIT 5.1

30 ROCKEFELLER PLAZA	AUSTIN
NEW YORK, NEW YORK	BAKU
10112-4498	DALLAS
212.408.2500	DUBAI
FAX 212.408.2501	HONG KONG
HOUSTON
LONDON
MOSCOW
NEW YORK
RIYADH
WASHINGTON

September 23, 2005

Liberty Global, Inc.
4643 South Ulster Avenue, Suite 1300
Denver, Colorado 80237

Ladies and Gentlemen:

You have requested our opinion, as counsel for Liberty Global, Inc., a Delaware corporation (“LGI”), in connection with LGI’s Registration Statement on Form S-3 (the “Registration Statement”). The Registration Statement relates to the issuance from time to time pursuant to Rule 415 of the Securities Act of 1933, as amended (the “Act”), of up to 11,045,000 shares of LGI’s Series C common stock, par value $.01 per share (collectively, the “Shares”), upon conversion of the 1-3/4% Convertible Senior Notes, due April 15, 2024 (the “Senior Notes”), of UnitedGlobalCom, Inc., a Delaware corporation (“UGC”). Pursuant to Rule 429 promulgated under the Act, the prospectus included in the Registration Statement will also be used in connection with the offering of up to 11,045,000 shares of LGI’s Series A common stock, par value $.01 per share, upon conversion of the Senior Notes, which shares were covered by LGI’s registration statement on Form S-3 (File No. 333-125927) filed on June 17, 2005, as amended by Amendment No. 1 thereto filed on July 8, 2005. The Senior Notes are governed by an Indenture, dated as of April 6, 2004, between UGC and The Bank of New York, as trustee (as amended and supplemented on or before the date hereof, the “Indenture”).

In rendering our opinion, we have examined, among other things, originals, certified copies or copies otherwise identified to our satisfaction as being copies of originals, of (i) the Indenture, (ii) the Restated Certificate of Incorporation, as amended, and Bylaws of LGI, (iii) records of proceedings of LGI’s Board of Directors with respect to the filing of the Registration Statement and the issuance of the Shares, (iv) the Agreement and Plan of Merger, dated as of January 17, 2005, by and among, LGI, UGC, Liberty Media International, Inc. and two wholly owned transitory merger subsidiaries of LGI, and (v) such other documents, records, instruments and certificates of public officials and officers of LGI as we deemed necessary or advisable for the purpose of rendering this opinion. We have assumed the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed or reproduction copies.

Based upon the foregoing, we are of the opinion that the Shares have been duly authorized and, when duly issued upon the conversion of the Senior Notes in accordance with the terms thereof and of the Indenture, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our Firm under the caption “Legal Matters” in the Prospectus. In so doing, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Baker Botts L.L.P.

Baker Botts L.L.P.